Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-264164) pertaining to the 2022 Employee and Director Equity-Based Compensation Plan of Embecta Corp. of our reports dated November 29, 2023, with respect to the consolidated financial statements of Embecta Corp., and the effectiveness of internal control over financial reporting of Embecta Corp., included in this Annual Report (Form 10-K) for the year ended September 30, 2023.

/s/ Ernst & Young LLP

New York, New York
November 29, 2023